Exhibit 99.1
For Immediate Release
PULSE ELECTRONICS CORPORATION REPORTS
FIRST QUARTER RESULTS
Company Executing Cost and Expense Reduction Plan;
Details Actions That are Expected to Result in $6.6 Million of Annual Savings
PHILADELPHIA, May 3, 2011—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its first quarter ended April 1, 2011.
First Quarter Summary
•	Net sales were $88 million compared with $92.9 million in the prior-year quarter.

•	Operating loss according to U.S. GAAP was $10.3 million in the quarter compared with a loss of $30.4 million in the prior-year quarter.

•	Non-GAAP operating loss was $2.9 million in the quarter compared with a non-GAAP loss of $1.6 million in the prior-year quarter. (The non-GAAP operating losses exclude severance, impairment and associated costs; non-cash stock-based compensation expenses; accelerated depreciation; and costs associated with an unsolicited takeover attempt in applicable fiscal periods. See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)

•	The non-GAAP operating loss in the first quarter of 2011 included approximately $1 million of costs related to a) dual overhead associated with the closure of two factories in China and the related migration to lower-cost existing facilities in China and b) operating costs of audio product lines that were eliminated at the end of the quarter.

•	U.S. GAAP diluted loss per share from continuing operations was $0.12 in the quarter compared with a loss of $0.88 in the prior-year quarter.

•	Non-GAAP diluted earnings per share from continuing operations were $0.01 in the quarter compared with a non-GAAP loss of $0.24 in the prior-year quarter.
CEO Comments
“We focused our efforts on our strategic turnaround plan and delivered strong progress on our cost and expense reduction efforts in the quarter,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “Our first quarter financial performance was in line with our guidance. Sales were $88 million and non-GAAP operating loss was $2.9 million. Both were in the range we provided in February and the underlying drivers were largely consistent with our views. We experienced strong demand in our power segment. In our network segment, we experienced lower overall demand industry wide as certain customers are working through existing inventory built in 2010. Our wireless sales were consistent with our outlook and reflected a decline in sales from a major OEM that changed its sourcing strategy, which was partially offset by strong year-over-year growth in sales from new antenna customers.

“As we look forward we are encouraged by our progress on our strategic turnaround plan. During the quarter we
•	took actions that are expected to generate annual cost and expense savings of approximately $6.6 million with the effects to begin in the second quarter of 2011 and the full effect in the third quarter of 2011

•	generated $6.7 million in sales from new antenna customers and secured 32 wireless design wins

•	closed two factories in higher-cost coastal China as part of our efforts to optimize our manufacturing footprint and

•	hired a new chief information officer with a demonstrated track record of implementing ERP systems.”
First Quarter Operating Performance
Net sales were $88.0 million in the quarter compared with $92.9 million in the prior-year quarter primarily due to lower wireless sales and lower industry demand for network products, which were partially offset by strong growth in the power segment.
Cost of sales declined 5.0 percent to $69.6 million in the quarter from $73.3 million in the prior-year quarter. The Company’s gross profit margin was 20.9 percent in the quarter compared with 21.1 percent in the prior-year quarter. The lower gross margin reflects higher wage rates, higher raw material costs, lower volume, lower pricing for network products and the sales decline in the wireless segment. These factors were partially offset by strong demand in the power segment and continued migration to lower-cost existing facilities in China.
Total selling, general and administrative expenses—which include research and development—decreased 5.1 percent to $21.5 million in the quarter from $22.7 million in the first quarter of 2010. As a percentage of net sales, selling, general and administrative expenses were 24.5 percent compared with 24.4 percent in the prior-year quarter. This decrease in expenses was due primarily to prudent expense management in light of lower sales in the wireless and network segments and lower amortization as certain intangible assets have been fully amortized. The first quarter of 2011 expenses do not include the benefit of the cost and expense reduction actions detailed later in this release.
Operating loss according to U.S. GAAP was $10.3 million in the quarter compared with a loss of $30.4 million in the prior-year quarter. Non-GAAP operating loss was $2.9 million compared with a loss of $1.6 million in the prior-year quarter. The operating loss according to U.S. GAAP included $6.8 million and $27.3 million for severance, impairment and associated costs in the first quarter of 2011 and 2010, respectively. (See Schedule A for a reconciliation of U.S. GAAP results and non-GAAP measures.)
Net interest expense was $1.3 million in the first quarter of 2011 and 2010, reflecting comparable average debt levels related to continuing operations in both fiscal periods. In the first quarter of 2010, a portion of the outstanding balance on the Company’s credit facility was attributable to discontinued operations, which have been divested.
Other income was $1.5 million in the quarter compared with expense of $5.9 million in the prior-year quarter. The primary element of other income in the first quarter of 2011 was a reversal of a contingency accrual recorded in purchase accounting during a previous fiscal period. In the prior-year quarter, the primary component of other expense was a net foreign currency loss, which primarily resulted from changes in the multiple currencies in the Company’s intercompany lending program. The Company’s continuing simplification efforts and reduction of legal entities have had a significant positive effect on foreign currency exposure.
Income tax benefit was $5.1 million in the quarter compared with a benefit of $2.1 million in the prior-year quarter. The increased tax benefit primarily reflects the absence of certain impairment charges in the quarter compared with the prior-year quarter, as well as the release of a non-U.S. tax reserve in the first quarter of 2011. The reserve release was due to actions the Company is taking to streamline its legal entity structure, specifically the dissolution of a non-U.S. legal entity in a country where the Company no longer operates, as well as favorable resolution of tax audits.
Net loss from continuing operations (U.S. GAAP) was $5.0 million, or $0.12 per diluted share, in the quarter compared with a loss of $35.5 million, or $0.88 per diluted share, in the prior-year quarter. Non-GAAP diluted earnings per share were $0.01 in the quarter compared with a loss of $0.24 in the prior-year quarter. (See Schedule A for a reconciliation of U.S. GAAP results and non-GAAP measures.) Weighted average diluted shares outstanding were 41.0 million in the quarter compared with 40.9 million in the prior-year quarter.
Operating Segment Overview
Network
Network net sales, which are concentrated in the enterprise datacomm and carrier infrastructure markets, were $42.5 million in the first quarter compared with $43.4 million in the prior-year quarter. Operating profit was $0.4 million in the quarter compared with $2.3 million in the prior-year quarter. The group’s financial performance reflects lower overall industry demand, lower pricing, higher overall wage rates and higher materials costs compared with the first quarter of 2010. The results also include approximately $685,000 of dual overhead costs associated with the closure of two factories in China and the respective migration to lower-cost existing facilities in China. The closure of the two factories is expected to result in annual cost and expense savings of approximately $2.5 million.
Power
Power net sales grew 25.2 percent to $31.9 million in the first quarter from $25.5 million in the prior-year quarter. Sales were strong in the industrial, high-efficiency computing, automotive and military/aerospace markets and were flat in the enterprise datacomm market. Operating profit was $0.5 million in the quarter compared with a loss of $1.4 million in the prior-year quarter. This financial performance reflects strong sales growth partially offset by higher overall wage rates and materials costs compared with the prior-year quarter.
Wireless
Wireless net sales were $13.6 million in the first quarter compared with $24.0 million in the prior-year quarter. The Company generated $6.7 million in sales from new antenna customers in the first quarter compared with $0.5 million in the prior-year quarter. Operating loss was $4.1 million in the quarter compared with $4.0 million in the prior-year quarter. This financial performance primarily reflects normal seasonality and the continued impact of a sourcing strategy change at a large customer. The Company continued to invest in the segment in the quarter at comparable levels to the prior-year quarter. These investments were largely offset by a significantly lower cost structure in the quarter compared with the prior-year quarter.

The wireless results also include approximately $360,000 of operating costs related to audio product lines that were eliminated at the end of the quarter. The elimination of these product lines is expected to result in annual cost and expense savings of approximately $1.4 million.
Cost and Expense Actions
The Company took several cost and expense reduction actions during the first quarter of 2011. The following table summarizes the actions and the expected annual savings:

	Expected Annual	Expected
	Savings ($ in	Effective Time
Action	millions)	Frame
Consolidation of corporate headquarters into U.S. operational headquarters	$1.5	Q3 2011
Closure of two factories in China	2.5	Q2 2011
Elimination of audio products	1.4	mid Q2 2011
Elimination of organizational layers and support positions	1.2	mid Q2 2011

Total	6.6
Of the $6.6 million cost and expense savings detailed above, approximately $3.9 million is related to operating expenses, or approximately one third of the Company’s previously stated objective to reduce operating expenses approximately $12 million in the next 12 to 18 months.
The Company now believes the annual savings from the consolidation of its corporate headquarters into its U.S. operational headquarters will be approximately $1.5 million compared with its original estimate of $1.0 million. The Company has also progressed faster than expected on the consolidation. Currently, Pulse believes the annual savings for this consolidation will begin in the third quarter of 2011.
Balance Sheet
The Company had $29.2 million of cash and cash equivalents at April 1, 2011 compared with $35.9 million at December 31, 2010. This decrease primarily reflects the Company’s majority-owned subsidiary’s purchase of its common stock, as well as capital expenditures and dividend payments. Total debt was $82.2 million at April 1, 2011, the same as at December 31, 2010.
Dividend
The Company’s board of directors declared a quarterly dividend of $0.025 per common share, payable on July 22, 2011 to shareholders of record on July 8, 2011.
Second Quarter 2011 Outlook
“As we look to the second quarter, we anticipate network sales will reflect certain customers continuing to work through existing inventory,” said Faison. “Our wireless segment sales will continue to reflect lower sales from a major OEM customer, which are expected to be partially offset by growth in sales from new antenna customers. We believe demand will remain good in our power segment, particularly in high-efficiency computing, alternative energy and smart grid markets.”

The Company expects second quarter 2011 net sales to range from $91 million to $96 million and non-GAAP operating profit to range from a loss of $2 million to profit of $1 million.
“As we have stated previously, we do not anticipate 2011 to be a strong year for top line growth due to industry demand and inventory factors in our network segment and the early stage of sales from new antenna customers in our wireless segment,” said Faison. “Therefore, our current focus is on cost and expense reduction. We delivered strong progress in the first quarter on that objective. We will continue that focus to become a leaner company, which is expected to result in more enhanced operating leverage when we do see stronger top line performance.”
Conference Call
Pulse management will conduct a conference call at 11 a.m. Eastern (8 a.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 412-858-4600. A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the Company’s web site www.pulseelectroncis.com for two weeks.
About Pulse Electronics Corporation
Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The Company serves manufacturers in the wireless and wireline communications, power management, military/aerospace and automotive industries. For more information, visit the Company’s web site at www.pulseelectronics.com.
Safe Harbor
This press release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.
Non-GAAP Rationale
Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income; non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States. Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by our shareholders and analysts as an additional measure of our operating performance. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe these non-GAAP measures enhance a reader’s understanding of our financial condition, results of operations and cash flow because they are unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
Based on discussions with investors and equity analysts, we believe that a reader’s understanding of the Company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies. These charges result from facility closures, the exit of a product line, production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges, accelerated depreciation and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.
Copyright © 2011 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.
Contact:
Jim Jacobson
Director of Investor Relations
(215) 942-8428

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

	Three Months Ended
	4/1/11	3/26/10
Net sales	$88,039	$92,860
Cost of goods sold	69,615	73,268

Gross profit	18,424	19,592
Selling, general and administrative expenses	21,541	22,698
Severance, impairment and other associated costs	6,756	27,327
Costs related to unsolicited takeover attempt	430	—

Operating loss	(10,303)	(30,433)

Interest expense, net	(1,293)	(1,349)
Other income (expense), net	1,542	(5,904)

Loss from continuing operations before income taxes	(10,054)	(37,686)
Income tax benefit	(5,065)	(2,142)

Net loss from continuing operations	(4,989)	(35,544)
Earnings (loss) from discontinued operations, net of taxes	612	(18,076)

Net loss	(4,377)	(53,620)
Non-controlling interest, net of taxes	(48)	(307)

Net loss attributable to Pulse Electronics Corporation	(4,425)	(53,927)

Basic shares outstanding	41,034	40,927
Basic loss per share from continuing operations	(0.12)	(0.88)
Basic earnings (loss) per share from discontinued operations	0.01	(0.44)

Basic loss per share	(0.11)	(1.32)

Diluted shares outstanding	41,034	40,927
Diluted loss per share from continuing operations	(0.12)	(0.88)
Diluted earnings (loss) per share from discontinued operations	0.01	(0.44)

Diluted loss per share	(0.11)	(1.32)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net loss from continuing operations excluding non-controlling interest	$(5,037)	$(35,851)
Net earnings (loss) from discontinued operations	612	(18,076)

Net loss attributable to Pulse Electronics Corporation	(4,425)	(53,927)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended
	4/1/2011	3/26/2010
Net Sales
Network	42,544	43,374
Power	31,899	25,480
Wireless	13,596	24,006

Total net sales	88,039	92,860

Operating loss
Network	409	2,278
Power	528	(1,379)
Wireless	(4,054)	(4,005)

Operating loss excluding severance, impairment and other associated costs and costs related to unsolicited takeover attempt	(3,117)	(3,106)
Severance, impairment and other associated costs	6,756	27,327
Costs related to unsolicited takeover attempt	430	—

Operating loss	(10,303)	(30,433)
FINANCIAL POSITION (UNAUDITED)
(in thousands)

	4/1/2011	12/31/2010
Cash and cash equivalents	$29,201	$35,905
Accounts receivable, net	54,944	65,532
Inventory	35,448	35,741
Prepaid expenses and other current assets	13,831	14,804
Net property, plant and equipment	30,029	30,681
Other assets	43,961	41,936

Total assets	207,414	224,599

Accounts payable	39,392	46,102
Accrued expenses and other current liabilities	52,147	54,602
Long-term debt	32,150	32,150
Convertible senior notes	50,000	50,000
Other long-term liabilities	18,807	18,971

Total liabilities	192,496	201,825
Total equity	14,918	22,774

Total liabilities and equity	207,414	224,599
Shares outstanding	41,600	41,490

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)
1. Adjusted EBITDA

	Quarter Ended
	4/1/11	3/26/10
Net loss attributable to Pulse Electronics Corporation	$(4,425)	$(53,927)
Net (earnings) loss from discontinued operations	(612)	18,076
Non-controlling interest	48	307
Income tax benefit	(5,065)	(2,142)
Interest expense, net	1,293	1,349
Non-cash stock-based compensation expenses	248	308
Depreciation and amortization	2,598	5,313
Other (income) expense	(1,542)	5,904
Severance, impairment and other associated costs	6,756	27,327
Costs related to unsolicited takeover attempt	430	—

Adjusted EBITDA	(271)	2,515
2. Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	4/1/11	3/26/10
Net loss per diluted share	$(0.11)	$(1.32)
Diluted (earnings) loss per share from discontinued operations	(0.01)	0.44
After-tax severance, impairment and other associated costs, per share	0.12	0.61
After-tax costs related to unsolicited takeover attempt, per share	0.01	—
After-tax non-cash stock-based compensation expenses, per share	0.00	0.01
Other adjustments: accelerated depreciation, per share	—	0.02

Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	0.01	(0.24)
3. Operating (loss) profit excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	4/1/11	3/26/10
Operating loss	$(10,303)	$(30,433)
Pre-tax severance, impairment and other associated costs	6,756	27,327
Pre-tax non-cash stock-based compensation expenses	248	308
Pre-tax costs related to unsolicited takeover attempt	430	—
Other adjustment: accelerated deprecation	—	1,188

Operating loss excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	(2,869)	(1,610)

Net sales	$88,039	$92,860
Operating margin excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expense and other adjustments	-3.3%	-1.7%